EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (“Agreement”) is between Robert Gumber (“Employee”) and Employee’s former employer, TechTeam Global, Inc., (“Employer”).

RECITALS

WHEREAS, Employer employed Employee as Corporate Vice President, Client Service Management; and

WHEREAS, Employee was notified on March 18, 2010 that his employment will end effective May 7, 2010; and

WHEREAS, the parties wish to enter into this Agreement reflecting their amicable resolution of all matters in relation to the Employee’s termination of his at-will employment with Employer, the payment of compensation not otherwise due to Employee, and the waiver and release of any claims arising out of Employee’s at-will employment;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, Employee and Employer agree as follows:

Employee’s final day of employment will be May 7, 2010.  Employee received a copy of this Agreement on April 16, 2010.

(a)
The consideration given by Employer for this Agreement shall be a one time lump sum severance payment of $258,405 Dollars, minus applicable withholdings as required by law. Employee acknowledges that the amount paid hereunder represents a compromise of a disputed claim and therefore is in excess of any amounts otherwise conclusively due to the Employee.  The lump sum will be paid by a check made out to Robert Gumber and will be paid within seven (7) days after the Effective Date of this Agreement.

(b)	On May 7, 2010, Employee will be issued nine thousand (9,000) of TechTeam common stock.

(c)
The severance consideration as described in 2(a) above is in full accord and satisfaction of any claims Employee has, may have, or may have had against the Employer. This payment by Employer is more than Employee is otherwise entitled to and is paid in consideration for Employee’s execution of this Agreement.

(d)	Effective May 7, 2010, Employer will otherwise discontinue Employee’s current compensation and benefits. Your health and dental insurance, if any, will continue to the end of this month.

(e)	Employer agrees not to contest Employee’s rights, if any, for unemployment compensation.

(f)	Employer agrees to give Employee a neutral reference indicating only his dates of service and position held.

In exchange for the consideration set forth in Paragraph 2, and except for the compensation and terms set forth in this Agreement, Employee hereby releases, waives, and discharges Employer, (“Employer” for purposes of this Paragraph shall include the Employer’s current and former officers, directors, employees, parents, partners, subsidiaries, divisions, employees, representatives, attorneys, successors, agents, assigns, affiliates and related entities), from any causes of action, claims, damages, attorney fees, or any other liabilities or claims whatsoever, whether in law or in equity, known or unknown, that he has, may have, or may have had against Employer. These waivers, releases, and discharges constitute a general release, extinguish any claims, preclude any litigation by Employee against Employer based on anything that occurred on or before the date on which Employee signs this Agreement, and are effective to the fullest extent permitted by law. This means that Employee gives up, to the fullest extent permitted by law, any right to file any lawsuit or any complaint with any government agency or court of law against Employer about anything arising in the course of Employee’s employment or the termination of Employee’s employment under any local, state or federal statute, ordinance or regulation, including, but not limited to, the Age Discrimination in Employment Act, 29 USC Sec. 621 et seq., the Executive Separation Policy, the 2006 Incentive Stock and Awards Plan, and under the common law. Employee understands that the only claims that Employee is not waiving and releasing are for the consideration that Employee will receive under this Agreement and any claims that, as a matter of law, cannot be released and waived, including any fully vested benefits under Employer’s retirement plans and any other fully vested benefits to which Employee would be entitled under Employer’s current benefit plans.

Employee does not waive claims, which arise after the Effective Date of this Agreement.

Employee agrees to deliver to Employer all documents and materials of any nature pertaining to his work with Employer and agrees not to remove from the premises any Employer documents, materials, or copies of documents. Employee agrees not to disclose any confidential information, including, but not limited to sales, marketing, pricing, processes, designs, products, company performance, product data, concepts or trade secrets obtained during the course of his employment. Any disclosure of such information will be considered a breach of this Agreement.

Employer has advised Employee in writing to consult with an attorney of Employee’s choice ____ (initials), at Employee’s expense, before signing this Agreement. Employee has been provided with a sufficient amount of time totaling at least twenty one (21) days to consider the terms of this Agreement, and to decide whether to accept it. Employee may voluntarily and knowingly sign, but is not required to sign, this Agreement before the end of the twenty one (21) day period. Employer will then be able to expedite the processing of the consideration set forth in the Agreement. Employee and Employer agree that Employer has made no promises, inducements, representations, or threats in order to cause Employee to sign this Agreement before the end of the twenty one (21) day period. If Employee voluntarily and knowingly signs this Agreement before the end of the twenty one (21) day period, the mandatory seven (7) day revocation period under paragraph 10 will start on the date that Employee signs this Agreement. If Employee has not accepted this agreement by May 7, 2010, this Agreement shall be null and void and of no force or effect.

Employee agrees not to disclose the terms of this Agreement to any third party, except as required by law or as necessary for the purposes of receiving counsel from his attorneys or accountants.  If he makes such disclosure, Employee agrees to inform such individuals that they are bound by this paragraph.

This Agreement shall not be construed as an admission of any wrongdoing by either Employee or Employer.

This Agreement, including Intellectual Property Assignment, Non-Solicitation, and Confidentiality Agreement previously signed, constitutes the entire agreement between Employee and Employer and supersedes all prior agreements, negotiations, and discussions between the parties with respect to the subject matter contained herein. There are no other agreements modifying its terms. Any modification to this Agreement must be made in writing and signed by Employee and a duly authorized representative of Employer and must specifically refer to and expressly change this Agreement.

This Agreement is binding on and shall inure to the benefits of the parties their heirs, officers, directors, employees, representatives, shareholders, successors, and assigns.

Employee has been advised and acknowledges that he is entitled to revoke this Agreement within seven (7) days after signing it, and that the Agreement shall not become effective or enforceable until this revocation period has expired (“Effective Date”). A revocation must be in writing and either postmarked and addressed to Employer or hand delivered to Employer within seven (7) days after Employee signed this Agreement. Employee agrees that if a revocation is made by mail, a mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

Employee has had a full and fair opportunity to discuss all aspects of this Agreement with Employee’s attorney, if Employee chose to do that. Employee has carefully read this Agreement, understands it, and is entering it voluntarily and knowingly, which means no one is forcing or pressuring Employee to sign it.

If any provision of this Agreement is ruled to be invalid, unenforceable, or illegal, Employer and Employee agree that the rest of this Agreement will remain enforceable and that the Agreement will be construed as if it never contained the invalid, unenforceable, or illegal provision.

The laws of the State of Michigan govern the interpretation, construction, and application of this Agreement, except if applicable federal law provides differently.

TechTeam Global, Inc.		Robert Gumber, an individual

By:	/s/ Heidi K. Hagle	/s/ Robert Gumber
Its:	Vice President, Human Resources	Date:	May 3, 2010
Date:	May 3, 2010